Exhibit 99.1

Scorpius Holdings Reports Third Quarter 2024 Results, Highlighting Strategic Partnerships, Cost Savings, and Progress Toward Profitability

Durham, NC – November 14, 2024 –Scorpius Holdings, Inc (NYSE American: SCPX) (‘Scorpius” or “the Company”), an integrated contract development and manufacturing organization (“CDMO”), today provided a strategic, financial, and operational update for the third quarter ended September 30, 2024.

Jeff Wolf, CEO of Scorpius Holdings, Inc., stated, “Scorpius continued to make strides in Q3, driven by key partnerships, disciplined financial management, and growth across our manufacturing and development services. We are proud to report a 142% year-over-year increase in revenue for the nine months ended September 30, 2024, reaching $5.2 million, which illustrates the demand for our services and the successful expansion of our client base. Alongside this revenue growth, we achieved a 23.5% reduction in operating expenses for the nine months, a reflection of our commitment to financial discipline and cost optimization. Our ongoing cost savings initiatives, expected to exceed $2 million annually, have strengthened our foundation and keep us on track to achieve positive cash flow. These actions, coupled with our recent client wins and government engagements, position us well to capture new high-margin opportunities in both the government and biopharmaceutical sectors.”

Wolf added, “The new clients we onboarded this quarter demonstrate Scorpius’ reputation as a trusted biomanufacturing partner for early-stage and clinical development. These agreements further highlight our ability to support companies with secure, U.S.-based solutions for development and manufacturing needs. These partnerships are indicative of our growing influence in the industry and our role as a resource for companies seeking flexible, responsive CDMO services.”

“Additionally, our selection to join the Medical CBRN Defense Consortium (MCDC) underscores Scorpius’ commitment to advancing U.S. biosecurity. As a member of the MCDC, Scorpius is now eligible to collaborate on a range of medical countermeasures addressing chemical, biological, radiological, and nuclear (CBRN) threats. Furthermore, the passage of the BIOSECURE Act in the House of Representatives on September 9, 2024 highlights the importance of strengthening the U.S. biomanufacturing sector, a mission that aligns closely with our own commitment to supporting public health and national defense through high-quality, domestic biomanufacturing capabilities.”

Concluding, Wolf stated, “Our future looks promising with a higher-than-ever weighted average pipeline of business development opportunities across diverse sectors. As we look ahead, we are focused on expanding our service offerings, utilizing our state-of-the-art GMP facility to its full potential, and driving long-term value for our shareholders. The momentum we have built this year has positioned the Company to become a leading CDMO, and we are excited to capitalize on the growth and opportunities that lie ahead.”

Third Quarter 2024 Financial Results

For the three months ended September 30, 2024, the Company recognized $0.9 million of revenue, primarily from process development services, compared to $0.7 million of CDMO revenue recognized in the 2023 comparable quarter. The increase in CDMO revenue is attributable to the completion of process development services over a larger number of customer contracts.

Cost of revenues were $0.9 million and $0.5 million for the three months ended September 30, 2024, and 2023, respectively, and primarily consisted of the direct cost of labor, overhead and material costs at Scorpius. The increase in cost of revenues is due to the expanded service offerings and completed milestone work on multiple CDMO contracts.

Research and development expenses were $4.3 million for the three months ended September 30, 2024, compared to $5.2 million for the three months ended September 30, 2023.

Selling, general and administrative expenses were $5.6 million and $6.1 million for the three months ended September 30, 2024, and 2023, respectively. The decrease of $0.5 million was primarily due to decreases in consultant services of $0.8 million, sales and marketing of $0.3 million, stock-based compensation of $0.3 million, partially offset by increases in rent of $0.3 million, professional services of $0.3 million, personnel of $0.1 million, and public company expenses of $0.1 million.

For the three months ended September 30, 2024, the change in fair value of contingent earn-out receivable, related party increased by $0.2 million, prior to its reclassification to related party receivable.

Total non-operating expense was $0.9 million for the three months ended September 30, 2024, which primarily consisted of $0.7 million from the loss on partial debt extinguishment, $0.2 million of interest expense on finance leases, $0.1 million from the change in fair value of the convertible and non-convertible promissory notes to a related party, partially offset by an increase of $0.1 million in change in fair value of related party receivable. Total non-operating expense was $0.1 million for the three months ended September 30, 2023, which primarily consisted of $0.2 million of interest expense partially offset by $0.1 million of interest income.

Net loss attributable to Scorpius was approximately $10.1 million, or ($1.43) per basic and diluted share, for the three months ended September 30, 2024, compared to approximately $13.1 million, or ($100.82) per basic and diluted share, for the three months ended September 30, 2023.

As of September 30, 2024, the Company had approximately $4.8 million in cash and cash equivalents and short-term investments. As of November 14, 2024, the Company’s cash and cash equivalents and short-term investments were approximately $0.8 million.

Scorpius Holdings, Inc.

Scorpius Holdings, Inc. is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond.

Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as continung to make strides in Q3, driven by key partnerships, disciplined financial management, and growth across the Company’s manufacturing and development services; . ongoing cost savings initiatives, expected to exceed $2 million annually; being on track to achieve positive cash flow; being positioned to capture new high-margin opportunities in both the government and biopharmaceutical sectors; the Company’s growing influence in the industry and its role as a resource for companies seeking flexible, responsive CDMO services; the future looking promising with a sales pipeline now exceeding $100 million in weighted opportunities across diverse sectors; in the future expanding the Company’s service offerings, utilizing its state-of-the-art GMP facility to its full potential, and driving long-term value for its shareholders; and the Company being positioned to become a leading CDMO, and to capitalize on the growth and opportunities that lie ahead.

Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to capitalize on the Company’s sales pipeline; expand its large molecule biomanufacturing CDMO services, attract new customers, profit from its pipeline   and continue to grow revenue; the ability to capture a meaningful market share; the ability to generate meaningful cash flow and become cash flow positive;  the Company’s financing needs, its cash balance  being sufficient to sustain operations and its ability to raise capital when needed, the Company’s ability to leverage fixed costs and achieve long-term profitability; the Company’s ability to obtain regulatory approvals or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to successfully promote its services and compete as  a pure- play CDMO, and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2023, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

ir@scorpiusbiologics.com